Exhibit 11
                Richardson Electronics, Ltd. and Subsidiaries
                    Computation of Net Income per Share

     Net income (loss) per share for 1995, 1994 and 1993 was computed by dividing net income (loss) by the weighted average number of common and common share equivalents outstanding. The treasury stock method was applied to those stock options that would have a dilutive effect on net income per share. The average market price of the Company's stock was used in determining primary income per share, while the year-end market price (if greater than the average market price) was used in determining fully diluted net income per share.

     The Company's 7 1/4% convertible debentures have not been included in the calculation of income per share because their effect would be anti-dilutive. Fully diluted income per share has not been presented on the face of the income statement because it does not differ significantly from primary income per share for each year.

(Shares and amounts in thousands)                1995       1994       1993
                                               --------   --------   --------
Primary net income (loss) per share:
  Weighted average shares outstanding            11,425     11,285     11,251
  Effect of dilutive stock options                  141         14         84
                                               --------   --------   --------
    Total                                        11,566     11,299     11,335
                                               ========   ========   ========

  Net income (loss) before extraordinary item  $  2,481   $(19,809)  $  2,802
  Extraordinary gain on bond repurchase             527         --         --
                                               --------   --------   --------
    Net income (loss)                          $  3,008   $(19,809)  $  2,802
                                               ========   ========   ========

  Per share amounts:
    Net income (loss) before extra-
      ordinary item                            $    .21   $  (1.75)  $    .25
    Extraordinary gain on bond repurchase           .05         --         --
                                               --------   --------   --------
      Net income (loss) per share              $    .26   $  (1.75)  $    .25
                                               ========   ========   ========

Fully diluted net income per share:
  Weighted average shares outstanding            11,425     11,285     11,251
  Effect of dilutive stock options                  174         14         98
                                               --------   --------   --------
    Total                                        11,599     11,299     11,349
                                               ========   ========   ========

  Net income (loss) before extra-
    ordinary item                              $  2,481   $(19,809)  $  2,802
  Extraordinary gain on bond repurchase             527         --         --
                                               --------   --------   --------
    Net income (loss)                          $  3,008   $(19,809)  $  2,802
                                               ========   ========   ========

  Per share amounts:
    Net income (loss) before extra-
      ordinary item                            $    .21   $  (1.75)  $    .25
    Extraordinary gain on bond repurchase           .05         --         --
                                               --------   --------   --------
      Net income (loss) per share              $    .26   $  (1.75)  $    .25
                                               ========   ========   ========